UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 10, 2007
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada		V6C 2V6
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01

Uranerz Energy Corporation announces the initiation of drilling by our joint venture partner Black Range Minerals on the Cyclone Rim project. One drilling rig and associated equipment moved to the Great Divide Basin in late July and began drilling operations during the first week of August. It is expected that depth of the mineralization will run from 75 feet down to about 400 feet depending upon which roll front is targeted.

Historic data indicates that Conoco, Rocky Mountain Energy and Ogle Petroleum, Inc. all owned these claims individually in the past and that at least six geochemical fronts are present with uranium mineralization. The State section has not been extensively explored previously, but the major trends cross the section border and are believed to continue. The planned objective of this drilling program is to verify the presence of the uranium mineralization and expand the geologic knowledge of this area, especially in the State lease portion of the project.

The Cyclone Rim project is located in the Great Divide Basin of Wyoming and comprises 54 unpatented federal lode mining claims totaling approximately 1080 acres together with State of Wyoming section 16 of approximately 640 acres that is leased by Uranerz Energy, making a total of approximately 1720 acres.

On June 7, 2006, Uranerz Energy entered into an agreement with Black Range on two of our uranium projects located within the Great Divide Basin area of southwest Wyoming. Under the terms of the joint venture Black Range shall have the right to earn a 50% equity interest in the projects by managing and meeting the first $750,000 in exploration expenditures on the projects. Black Range is obliged to spend at least $100,000 per year on exploration on the projects and to spend the first $750,000 on exploration within three years of inception of the joint venture agreement.

While one drilling rig is now in the Great Divide Basin, two others remain in the Pumpkin Buttes area continuing to explore property on the Uranerz Powder River ISR Complex.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

99.1	News release dated August 10, 2007

End

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: August 13, 2007	By:	“Ben Leboe”

BEN LEBOE
CFO and CORPORATE SECRETARY